Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series B	$3,350,000	$102.85
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The filing fee of $102.85 is being paid in connection with the registration of these Medium-Term Notes, Series B

Filed pursuant to Rule 424(b)(2)
Registration No. 333-136666
PRICING SUPPLEMENT
(To Prospectus dated August 16, 2006 and
Prospectus Supplement dated August 16, 2006)
The Bear Stearns Companies Inc.
$3,350,000 Accelerated Market Participation Securities
Linked to the common stock of Apple Inc., due April 28, 2008
•
The Notes are linked to the performance of the common stock of Apple Inc. (NASDAQ: AAPL) (the “Reference Issuer”) and are not principal protected. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. On the Maturity Date, you will receive the “Cash Settlement Value,” an amount in cash depending upon the relation of the Final Share Price to the Initial Share Price.

•	The “Initial Share Price” equals $93.52, the closing price of the Reference Share on March 23, 2007.
•	The “Final Share Price” will be determined by the Calculation Agent and will equal the closing price of the Reference Share on the Calculation Date.
•	If, at maturity, the Final Share Price is greater than or equal to the Initial Share Price, the Cash Settlement Value is equal to, per Note, the principal amount of the Note, plus the lesser of:
•	200.00% of the percentage increase in the Reference Share, multiplied by the principal amount of the Note, and
•	34.00% (the maximum return on the Notes) multiplied by the principal amount of the Note.
Thus, if the Final Share Price is greater than 117.00% of the Initial Share Price, regardless of the extent to which the Final Share Price is greater than the Initial Share Price, we will pay you $1,340.00 per Note, which represents a maximum return of 34.00% over the term of the Notes.
•
If, at maturity, the Final Share Price is less than the Initial Share Price, you will receive less, and possibly significantly less, than your initial investment in the Notes. In this case, the Cash Settlement Value is equal to, per Note:

•	$1,000 multiplied by the amount, in percentage terms, equal to the Final Share Price divided by the Initial Share Price.
•	The CUSIP number for the Notes is 073928U92.
INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THE NOTES ARE NOT PRINCIPAL PROTECTED. THEREFORE INVESTORS MAY RECEIVE LESS, AND POSSIBLY SIGNIFICANTLY LESS, THAN THEIR INITIAL INVESTMENT IN THE NOTES. THERE MAY NOT BE A SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE A SECONDARY MARKET, IT MAY NOT BE LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-9.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price[1]	100.00%	$3,350,000
Agent’s discount	1.25%	$41,875
Proceeds, before expenses, to us	98.75%	$3,308,125
1 Investors who purchase an aggregate amount of at least $1,000,000 of Notes will be entitled to purchase such Notes for 99.00% of the principal amount.
Any additional reissuances will be offered at a price to be determined at the time of pricing of each offering of Notes, which will be a function of the prevailing market conditions and the price of the Reference Share at the time of the relevant sale.
We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about March 28, 2007, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.
We may grant our affiliate Bear, Stearns & Co. Inc. a 30-day option from the date of this pricing supplement to purchase from us up to an additional $502,500 of Notes at the public offering price to cover any over-allotments.
_______________

Bear, Stearns & Co. Inc.
March 23, 2007

SUMMARY

This summary highlights selected information from the accompanying prospectus, prospectus supplement and this pricing supplement to help you understand the Notes linked to the Reference Share. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B, Accelerated Market Participation Securities (“AMPS”), Linked to the common stock of Apple Inc. (NASDAQ: AAPL), due April 28, 2008 (the “Notes”) are Notes whose return is tied or “linked” to the performance of the Reference Share. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes are not principal protected. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash depending upon the relation of the Final Share Price to the Initial Share Price. If, at maturity, the Final Share Price is greater than or equal to the Initial Share Price, the Cash Settlement Value is equal to, per Note, the principal amount of the Note, plus the lesser of (i) 200.00% of the percentage increase in the Reference Share multiplied by the principal amount of the Note, and (ii) 34.00% (the maximum return on the Notes) multiplied by the principal amount of the Note. Thus, if the Final Share Price is greater than 117.00% of the Initial Share Price, regardless of the extent to which the Final Share Price is greater than the Initial Share Price, we will pay you $1,340.00 per Note, which represents a maximum return of 34.00%. If, at maturity, the Final Share Price is less than the Initial Share Price, you will receive less, and possibly significantly less, than your initial investment in the Notes. In this case, the Cash Settlement Value per Note will equal $1,000 multiplied by an amount, in percentage terms, equal to the Final Share Price divided by the Initial Share Price.

Selected Investment Considerations

•	Growth potential—The return, if any, on the Notes is based upon whether the Final Share Price is greater than or equal to the Initial Share Price.

•
Potential leverage in the increase, if any, in the Reference Share—The Notes may be an attractive investment for investors who have a bullish view of the Reference Share in the short-term. If held to maturity, the Notes allow you to participate in 200.00% of the potential increase in the Reference Share, not to exceed the maximum return of 34.00%, representing a 17.00% increase in the Initial Share Price.

•
Taxes—The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled forward contracts linked to the price of the Reference Share and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled forward contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). See “Certain U.S. Income Tax Considerations” herein.

Selected Risk Considerations

•
Possible loss of principal—The Notes are not principal protected. If the Final Share Price is less than the Initial Share Price, there will be no principal protection on the Notes and the Cash Settlement Value you will receive will be less than the initial offering price in proportion to the percentage decline in the Reference Share. In that case, you will receive less, and possibly significantly less, than your initial investment in the Notes.

•
Maximum return of 34.00%—You will not receive more than the maximum return of 34.00% at maturity. Because the maximum return on the Notes is 34.00%, the maximum Cash Settlement Value is $1,340.00. Therefore, the Cash Settlement Value will not reflect the increase in the value of the Notes if the Initial Share Price increases by more than 17.00%.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the Reference Share, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange listed—The Notes will not be listed on any securities exchange and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

•
Liquidity—Because the Notes will not be listed on any securities exchange, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. (“Bear Stearns”) has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

Reference Issuer:	Apple Inc. (NASDAQ: AAPL)

Reference Share:	The common stock of Apple Inc.

Face amount:
Each Note will be issued in minimum denominations of $1,000 and $1,000 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member state of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $3,350,000. When we refer to “Note” or “Notes” in this pricing supplement, we mean Notes each with a principal amount of $1,000.

Further issuances:
Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Cash Settlement Value:
On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash depending upon the relation of the Final Share Price to the Initial Share Price. If, at maturity, the Final Share Price is greater than or equal to the Initial Share Price, the Cash Settlement Value is equal to, per Note, the lesser of:

Thus, if the Final Share Price is greater than 117.00% of the Initial Share Price, regardless of the extent to which the Final Share Price is greater than the Initial Share Price, we will pay you $1,340.00 per Note, which represents a maximum return of 34.00%.

If, at maturity, the Final Share Price is less than the Initial Share Price, you will receive less, and possibly significantly less, than the principal you invested. In this case, the Cash Settlement Value is equal to, per Note:

Interest:	The Notes will not bear interest.

Upside Participation Rate:	200.00%

Initial Share Price:	Equals $93.52, the closing price of the Reference Share on March 23, 2007.

Final Share Price:	The Final Share Price will be determined by the Calculation Agent and will equal the closing price of the Reference Share on the Calculation Date.

Calculation Date:
April 23, 2008 unless such date is not a Reference Share Business Day, in which case the Calculation Date shall be the next Reference Share Business Day. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events.”

Maturity Date:
The Notes are expected to mature on April 28, 2008 unless such date is not a Reference Share Business Day, in which case the Maturity Date shall be the next Reference Share Business Day. If the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Reference Share Business Days following the adjusted Calculation Date.

Exchange listing:	The Notes will not be listed on any securities exchange.

Reference Share Business Day:	Means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $1,000, the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior debt securities, the value of which is linked to the performance of the Reference Share. The Notes will not bear interest, and no other payments will be made prior to maturity. See the section “Risk Factors” for selected risk considerations prior to making an investment in the Notes.

The Notes will mature on April 28, 2008. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes each with a principal amount of $1,000. You should refer to the section “Description of Notes” for a detailed description of the Notes prior to making an investment in the Notes.

The Notes are our unsecured, unsubordinated debt securities. However, the Notes differ from traditional debt securities in that the Notes are not principal protected and offer the opportunity to participate in 200.00% of the positive performance of the Reference Share, if any, subject to a maximum return of 34.00%. If, at maturity, the Final Share Price is less than the Initial Share Price, you will receive less, and possibly significantly less, than your initial investment in the Notes.

Are the Notes principal protected?

No. The Notes are not principal protected and your principal investment in the Notes is at risk of loss. If the Final Share Price is less than the Initial Share Price, the Cash Settlement Value you will receive will be proportionally less than the initial offering price, in proportion to the percentage decline in the Reference Share. In this case your investment will result in a loss.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to the section “Risk Factors” in this pricing supplement and the section “Risk Factors” in the accompanying prospectus supplement.

What will I receive at maturity of the Notes?

The Notes are not principal protected. If the Final Share Price is less than the Initial Share Price, there will be no principal protection on the Notes and the Cash Settlement Value you will receive will be less than the initial offering price in proportion to the percentage decline in the Reference Share. In that case, you will receive less, and possibly significantly less, than your initial investment in the Notes. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash depending upon the relation of the Final Share Price to the Initial Share Price. At maturity, if the Final Share Price is less than the Initial Share Price, the Cash Settlement Value will be less than the initial offering price in proportion to the percentage decline in the Reference Share. In such a case, the principal amount of your investment is not protected and you will receive less, and possibly significantly less, than your initial investment in the Notes.

If, at maturity, the Final Share Price is greater than or equal to the Initial Share Price, the Cash Settlement Value is equal to, per Note, the lesser of:

Thus, if the Final Share Price is greater than 117.00% of the Initial Share Price, regardless of the extent to which the Final Share Price is greater than the Initial Share Price, we will pay you $1,340.00 per Note, which represents a maximum return of 34.00%.

If, at maturity, the Final Share Price is less than the Initial Share Price, you will receive less, and possibly significantly less, than the principal you invested. In this case, the Cash Settlement Value, per Note is equal to:

The “Upside Participation Rate” equals 200.00%.

The “Initial Share Price” equals $93.52, the closing price of the Reference Share on March 23, 2007.

The “Final Share Price” will be determined by the Calculation Agent and will equal the closing price of the Reference Share on the Calculation Date.

The “Calculation Date” will be April 23, 2008 unless such date is not a Reference Share Business Day, in which case the Calculation Date shall be the next Reference Share Business Day. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events”.

The “Maturity Date” is expected to be April 28, 2008 unless such date is not a Reference Share Business Day, in which case the Maturity Date shall be the next Reference Share Business Day. If the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Reference Share Business Days following the adjusted Calculation Date.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Share.

“Primary Exchange” means the primary exchange or market of trading of the Reference Share.

“Reference Share Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Will there be an additional offering of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to (i) any 30-day option we grant to Bear, Stearns & Co. Inc., and (ii) any future issuances of Notes bearing the same CUSIP number. The price of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and price of the Reference Share at the time of the relevant sale.

Will I receive interest on the Notes?

You will not receive any periodic interest payments on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

What are the Reference Shares and how have they performed historically?

For a description of the Reference Share, see the section “Description of the Reference Share.” We have provided tables and graphs depicting the monthly performance of the Reference Share from January 1998 through February 2007. You can find these tables and graphs in the section “Description of the Reference Share - Historical Performance on the Reference Share.” We have provided this historical information to help you evaluate the behavior of the Reference Share in various economic environments; however, past performance is not indicative of the manner in which the Reference Share will perform in the future. You should refer to the section “Risk Factors - The historical performance of the Reference Share is not an indication of the future performance of the Reference Share.”

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, the Notes will cease trading as of the close of business on the Maturity Date. You should refer to the section “Risk Factors.” If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

What is the role of Bear Stearns & Co. Inc.?

Bear Stearns & Co. Inc. (“Bear Stearns”) will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them once they are begun.

Bear Stearns also will be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of the Cash Settlement Value or interest on principal to the holders of the Notes would entitle the holders, or the Trustee (as defined herein) acting on behalf of the holders, to exercise rights and remedies available under the Indenture (as defined herein). If the Calculation Agent uses its discretion to make a determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the holders. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the price performance of the Reference Share, they may be appropriate for investors with specific investment horizons who seek to participate in the potential price appreciation of the Reference Share. In particular, the Notes may be an attractive investment for investors who:

•	want potential upside exposure to the Reference Share;

•	believe that the Reference Share will increase over the term of the Notes and that such increase will not exceed 17.00%;

•
are willing to risk the possible loss of 100% of their investment in exchange for the opportunity to participate in 200.00% of the appreciation, if any, in the Reference Share of up to 17.00% (which represents a maximum return per Note of 34.00%), and

•	are willing to forgo interest payments on the Notes or dividend payments on the Reference Share.

The Notes may not be a suitable investment for you if:

•	you seek principal protection;

•	you seek current income or dividend payments from your investment;

•	you seek an investment that offers the possibility to fully participate in the potential appreciation of the Reference Share (since the return on the Notes is capped at 34.00%);

•	you seek an investment with an active secondary market;

•	you are unable or unwilling to hold the Notes until maturity; or

•	you do not have a bullish view of the Reference Share over the term of the Notes.

What Are the U.S. federal income tax consequences of investing in the Notes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled forward contracts linked to the value of the Reference Share and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled forward contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). You should review the discussion under the section “Certain U.S. Federal Income Tax Considerations.”

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or other plan subject to any similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code, any applicable regulations or otherwise, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” herein before investing in the Notes.

RISK FACTORS

Your investment in the Notes involves a degree of risk similar to investing in the Reference Share. However, your ability to participate in the appreciation of the Reference Share is limited. The maximum return on the Notes is 34.00%. Therefore, the maximum Cash Settlement Value is $1,340.00 and the Cash Settlement Value will not reflect the increase in the Reference Share if the Initial Share Price increases by more than 17.00%. You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a substantial loss with respect to their investment in the Notes. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the Reference Share will fluctuate, and the possibility that you will receive a substantially lower amount of principal than the amount you invested. We have no control over a number of matters that may affect the value of the Notes, including economic, financial, regulatory, geographic, judicial and political events, and that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

The Notes are not principal protected. At maturity, the Notes may pay less than the principal amount.

The Notes are not principal protected. If the Final Share Price is less than the Initial Share Price, there will be no principal protection on the Notes and the cash equivalent of the Cash Settlement Value you will receive will be less than the initial offering price, in proportion to the percentage decline in the Reference Share. You may receive less, and possibly significantly less, than your initial investment in the Notes.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note, if any, equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

You must rely on your own evaluation of the merits of an investment linked to the Reference Share.

In the ordinary course of our business, we may from time to time express views on expected movements in the Reference Share. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly than ours. In connection with your purchase of the Notes, you should investigate the Reference Share and not rely on our views with respect to future movements in these industries and stocks. You should make such investigation as you deem appropriate as to the merits of an investment linked to the Reference Share.

No Beneficial Interest in the Reference Shares.

You will not be a beneficial owner of the Reference Share and therefore will not be entitled to receive any dividends or similar amounts paid on the Reference Share. Moreover, you will not be entitled to any voting rights or other control rights that holders of the Reference Share may have with respect to the Reference Issuer. The Cash Settlement Value does not reflect the payment of dividends on the Reference Share. The return on the Notes will not reflect the return you would realize if you actually owned the Reference Share and received dividends, if any, paid on those securities.

There is Limited Antidilution Protection.

The Calculation agent will adjust the Initial Share Price, the Final Share Price the Cash Settlement Value, or any other variable (or combination thereof) for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other corporate events that affect capital structure of the Reference Issuer, but only in the situations and in the manner described in “Description of the Notes — Antidilution Adjustments”. The Calculation Agent is not required to make an adjustment for every corporate event that may affect the Reference Share. Those events or other actions by the Reference Issuer or a third party may nevertheless adversely affect the closing price of the Reference Share and, therefore, adversely affect the value of the Notes. The Reference Issuer or a third party could make an offering or exchange offer, or the Reference Issuer could take any other action, that adversely affects the value of the Reference Share and the Notes but does not result in an adjustment. Furthermore, some corporate events may lead to an acceleration of the Maturity Date.

Risks Relating to the Reference Share.

The Notes are subject to the risks of any investment in shares of a company, including the risk that general prices of shares may decline. The future performance of the Reference Share can not be predicted based on its historical performance. The closing price of the Reference Share will be influenced by both complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the Reference Share is traded, and the various circumstances that can influence the closing price of the Reference Share in a specific market segment. It is impossible to predict what effect these factors will have on the price of the Reference Share and thus, the return on the Notes.

The Issuer Has No Affiliation with the Reference Issuer.

The Reference Issuer is not an affiliate of the Issuer and is not involved in the offering of the Notes in any way. Consequently, we have no control of the actions of the Reference Issuer, including any corporate actions of the type that would require the Calculation Agent to adjust the payment to you at maturity. The Reference Issuer has no obligation to consider your interest as an investor in the Notes in taking any corporate actions that might affect the value of your Notes and may take actions that could adversely affect the value of the Notes. None of the money you pay for the Notes will go to the Reference Issuer.

Your return on the Notes will not exceed 34.00% over the term of the Notes, regardless of the positive percentage increase of the Final Share Price over the Initial Share Price.

If the Final Share Price appreciates by more than 17.00%, the Cash Settlement Value will equal the principal amount of the Notes, plus the product of the principal amount of Notes and 34.00%. Under these circumstances, the Cash Settlement Value you receive at maturity will not fully reflect the performance of the Reference Share.

Because the treatment of the Notes is uncertain, the material U.S. federal income tax consequences of an investment in the Notes are uncertain.

Although we intend to treat the Notes for all tax purposes as pre-paid cash-settled forward contracts linked to the Reference Share, there is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain. In particular, it is possible that you will be required to recognize income for U.S. federal tax purposes with respect to the Notes prior to the sale, exchange or maturity of the Notes, and it is possible that any gain or income recognized with respect to the Notes will be treated as ordinary income rather than capital gain. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Please read carefully the section “Certain U.S. Federal Income Tax Considerations.”

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the price of the Reference Share will fluctuate in accordance with changes in the financial condition of the Reference Issuer and other factors. The financial condition of the Reference Issuer may become impaired or the general condition of the equity market may deteriorate, either of which may cause a decrease in the price of the Reference Share and thus in the value of the Notes. Common stocks are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Reference Issuer. Investor perceptions regarding the Reference Issuer are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The price of the Reference Share is expected to fluctuate until maturity.

The historical performance of the Reference Share is not an indication of the future performance of the Reference Share.

The historical performance of the Reference Share, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Reference Share. It is impossible to predict whether the price of the Reference Share will fall or rise. The price of the Reference Share will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying common stocks are traded, and by various circumstances that can influence the price of the Reference Share.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the price and volatility of the Reference Share, whether the price of the Reference Share is greater than or equal to the Initial Share Price, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the price of the Reference Share is less than, equal to or not sufficiently above the Initial Share Price. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
Reference Share performance. We expect that the value of the Notes prior to maturity will depend substantially on whether the Final Share Price is greater than the Initial Share Price. If you decide to sell your Notes when the price of the Reference Share exceeds the Initial Share Price, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that Reference Share price because of expectations that the Reference Share price will continue to fluctuate until the Final Share Price is determined. Economic, financial, regulatory, geographic, judicial, political and other developments may affect the Reference Share and, thus, the value of the Notes.

•
Volatility of the Reference Share. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Reference Share increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the price of the Reference Share will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Reference Share on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

•
Interest rates. We expect that the trading value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease, and if U.S. interest rates decrease, the value of the Notes is expected to increase. Interest rates may also affect the economy and, in turn, the price of the Reference Share, which (for the reasons discussed above) would affect the value of the Notes. Rising interest rates may lower the price of the Reference Share and, thus, the value of the Notes. Falling interest rates may increase the price of the Reference Share and, thus, the value of the Notes.

•
Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A1 by Moody’s Investor Service, Inc. and A+ by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the price of the Reference Share, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

•
Time remaining to maturity. As the time remaining to maturity of the Notes decreases, the “time premium” associated with the Notes will decrease. A “time premium” results from expectations concerning the price of the Reference Share during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes. As the time remaining to maturity decreases, the trading value of the Notes and the supplemental return may be less sensitive to the volatility of the Reference Share.

•
Dividend yield. The value of the Notes may also be affected by the dividend yield on the Reference Share. In general, because the Cash Settlement Value does not incorporate the value of dividend payments, higher dividend yields is expected to reduce the value of the Notes and, conversely, lower dividend yields is expected to increase the value of the Notes.

•
Events involving the Reference Issuer. General economic conditions and earnings results of the Reference Issuer, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. For example, the Reference Issuer may be affected by mergers and acquisitions, which can contribute to volatility of the Reference Share. As a result of a merger or acquisition, the Reference Issuer may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the Reference Share.

•
Size and liquidity of the trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market to develop. There may not be a secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future, nor can we predict the price at which any such bids will be made.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in the price of the Reference Share.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Final Share Price, or deciding whether a Market Disruption Event (as defined herein) has occurred. You should refer to the sections “Description of the Notes - Antidilution Adjustments” and “Description of the Notes - Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. See the section “Description of the Notes - Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, engage in transactions involving the Reference Share for their proprietary accounts, and for other accounts under their management. These transactions may influence the price of the Reference Share. BSIL, an affiliate of Bear Stearns, or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to the section “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and its obligations under our hedge.

We cannot control actions by the Reference Issuer.

We are not affiliated with the Reference Issuer. Actions by the Reference Issuer may have an adverse effect on the price of its stock, the Final Share Price, and the trading value of the Notes. The Reference Issuer is not involved in this offering and has no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. The Reference Issuer will not receive any of the proceeds of this offering and is not responsible for, and has not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. The Reference Issuer is not involved with the administration, marketing or trading of the Notes and has no obligations with respect to the amount to be paid to you under the Notes on the Maturity Date.

We are not affiliated with the Reference Issuer and are not responsible for any disclosure by the Reference Issuer. However, we may currently, or in the future, engage in business with such companies. Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the Reference Share or the Reference Issuer. You should make your own investigation into the Reference Share and the Reference Issuer.

Trading and other transactions by us or our affiliates could affect the price of the Reference Share, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell the Reference Share or derivative instruments related to the Reference Share for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes and other instruments. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the price of the Reference Share in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s expected cost of providing such hedge and the profit BSIL expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Hedging activities we or our affiliates may engage in may affect the price of the Reference Share, including the Final Share Price, and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in the Reference Share, or derivative or synthetic instruments related to the Reference Share, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the price of the Reference Share, we cannot assure you that these activities will not affect such price and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports on the Reference Issuer. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of the Reference Share and, therefore, the Final Share Price and the value of the Notes.

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Reference Share. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the Reference Issuer, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to the Reference Issuer. In connection with these activities, we may receive information about the Reference Issuer that we will not divulge to you or other third parties.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Calculation Date, a Market Disruption Event has occurred or is continuing, the determination of the price of the Reference Share by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes - Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be structurally subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $3,350,000. The Notes are expected to mature on April 28, 2008 and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $1,000; provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Interest

We will not make any periodic payments of interest on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

Payment at Maturity

Your investment may result in a loss because the Notes are not principal protected. On the Maturity Date you will receive the Cash Settlement Value, an amount in cash depending upon the relation of the Final Share Price to the Initial Share Price. At maturity, if the Final Share Price is less than the Initial Share Price, the Cash Settlement Value will be less than the initial offering price, in proportion to the percentage decline in the Reference Share. In such a case, the principal amount of your investment is not protected and you will receive less, and possibly significantly less, than the initial public offering price of $1,000 per Note.

If, at maturity, the Final Share Price is greater than or equal to the Initial Share Price, the Cash Settlement Value is equal to, per Note, the lesser of:

Thus, if the Final Share Price is greater than 117.00% of the Initial Share Price, regardless of the extent to which the Final Share Price is greater than the Initial Share Price, the Cash Settlement Value will equal $1,340.00 per Note, which represents a maximum return of 34.00%.

If, at maturity, the Final Share Price is less than the Initial Share Price, you will receive less, and possibly significantly less, than your initial investment in the Notes. In this case, the Cash Settlement Value is equal to, per Note:

The “Upside Participation Rate” is 200.00%.

The “Initial Share Price” equals 93.52, the closing price of the Reference Share on March 23, 2007.

The “Final Share Price” will be determined by the Calculation Agent and will equal the closing price of the Reference Share on the Calculation Date.

The “Calculation Date” will be April 23, 2008 unless such date is not a Reference Share Business Day, in which case the Calculation Date shall be the next Reference Share Business Day. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events”.

The “Maturity Date” is expected to be April 28, 2008 unless such date is not a Reference Share Business Day, in which case the Maturity Date shall be the next Reference Share Business Day. If the Calculation Date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Reference Share Business Days following the adjusted Calculation Date.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Share.

“Primary Exchange” means the primary exchange or market of trading of the Reference Share.

“Reference Share Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

Illustrative Examples

The following tables and graphs are for illustrative purposes and are not indicative of the future performance of the Reference Share or the future value of the Notes.

Because the price of the Reference Share may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of all possible Cash Settlement Values. Therefore, the examples do not purport to be representative of every possible scenario concerning increases or decreases in the Reference Share. You should not construe these examples or the data included in table and graph as an indication or assurance of the expected performance of the Notes.

You can review the historical prices of the Reference Share in the section of this pricing supplement called “Description of the Reference Share.” The historical performance of the Reference Share included in this pricing supplement should not be taken as an indication of the future performance of the Reference Share during the term of the Notes. It is impossible to predict whether the Final Share Price will be greater than or less than the Initial Share Price.

The examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•	The Initial Share Price is equal to 90.00.

•	The Upside Participation Rate is 200.00%

•	The maximum return on the Notes is 34.00%

•	All returns are based on a 13-month term; pre-tax basis.

•	No Market Disruption Events occur during the term of the Notes.

Example 1: The Final Share Price is greater than the Initial Share Price.

In this example, the Reference Share rises over the term of the Notes. On the Calculation Date, the Final Share Price is 92.70, representing a 3.00% gain from the Initial Share Price. In this example, using the formula below, the Cash Settlement Value will equal $1,060.00.

Example 2: The Final Share Price is greater than 117.00% of the Initial Share Price, exceeding the maximum return on the Notes of 34.00%.

In this example, the Reference Share rises over the term of the Notes. On the Calculation Date, the Final Share Price is 108.00 representing a 20.00% increase from the Initial Share Price. In this example, using the formula below, the Cash Settlement Value will equal $1,340.00.

Example 3: The Final Share Price is equal to the Initial Share Price.

In this example, the Reference Share remains unchanged over the term of the Notes. On the Calculation Date, the Final Share Price is 90.00, equal to the Initial Share Price. In this example, using the formula below, the Cash Settlement Value will equal $1,000.00.

Example 4: The Final Share Price is less than the Initial Share Price.

In this example, the Reference Share declines over the term of the Notes. On the Calculation Date, the Final Share Price is 67.50, representing a 25.00% decrease in the price of the Reference Share from the Initial Share Price. The Cash Settlement Value, using the formula below, will equal $750.00.

Summary of Examples 1 Through 4
Reflecting the Cash Settlement Value

	Example 1	Example 2	Example 3	Example 4
Initial Share Price	90.00	90.00	90.00	90.00
Hypothetical Final Share Price	92.70	108.00	90.00	67.50
Value of Final Share Price relative to the Initial Share Price	Higher	Higher	Equal	Lower
Principal fully repaid?	Yes	Yes	Yes	No
Cash Settlement Value per Note	$1,060.00	$1,340.00	$1,000.00	$750.00

Table of Hypothetical Cash Settlement Values
Initial Share Price	Final Share Price	Percentage Change in Reference Share	Cash Settlement Value Per Note	Return if Held to Maturity	Initial Share Price	Final Share Price	Percentage Change in Reference Share	Cash Settlement Value Per Note	Return if Held to Maturity
90.00	146.00	+62.22%	$ 1,340.00	34.00%	90.00	88.00	-2.22%	$ 977.78	-2.22%
90.00	144.00	+60.00%	$ 1,340.00	34.00%	90.00	86.00	-4.44%	$ 955.56	-4.44%
90.00	142.00	+57.78%	$ 1,340.00	34.00%	90.00	84.00	-6.67%	$ 933.33	-6.67%
90.00	140.00	+55.56%	$ 1,340.00	34.00%	90.00	82.00	-8.89%	$ 911.11	-8.89%
90.00	138.00	+53.33%	$ 1,340.00	34.00%	90.00	80.00	-11.11%	$ 888.89	-11.11%
90.00	136.00	+51.11%	$ 1,340.00	34.00%	90.00	78.00	-13.33%	$ 866.67	-13.33%
90.00	134.00	+48.89%	$ 1,340.00	34.00%	90.00	76.00	-15.56%	$ 844.44	-15.56%
90.00	132.00	+46.67%	$ 1,340.00	34.00%	90.00	74.00	-17.78%	$ 822.22	-17.78%
90.00	130.00	+44.44%	$ 1,340.00	34.00%	90.00	72.00	-20.00%	$ 800.00	-20.00%
90.00	128.00	+42.22%	$ 1,340.00	34.00%	90.00	70.00	-22.22%	$ 777.78	-22.22%
90.00	126.00	+40.00%	$ 1,340.00	34.00%	90.00	68.00	-24.44%	$ 755.56	-24.44%
90.00	124.00	+37.78%	$ 1,340.00	34.00%	90.00	66.00	-26.67%	$ 733.33	-26.67%
90.00	122.00	+35.56%	$ 1,340.00	34.00%	90.00	64.00	-28.89%	$ 711.11	-28.89%
90.00	120.00	+33.33%	$ 1,340.00	34.00%	90.00	62.00	-31.11%	$ 688.89	-31.11%
90.00	118.00	+31.11%	$ 1,340.00	34.00%	90.00	60.00	-33.33%	$ 666.67	-33.33%
90.00	116.00	+28.89%	$ 1,340.00	34.00%	90.00	58.00	-35.56%	$ 644.44	-35.56%
90.00	114.00	+26.67%	$ 1,340.00	34.00%	90.00	56.00	-37.78%	$ 622.22	-37.78%
90.00	112.00	+24.44%	$ 1,340.00	34.00%	90.00	54.00	-40.00%	$ 600.00	-40.00%
90.00	110.00	+22.22%	$ 1,340.00	34.00%	90.00	52.00	-42.22%	$ 577.78	-42.22%
90.00	108.00	+20.00%	$ 1,340.00	34.00%	90.00	50.00	-44.44%	$ 555.56	-44.44%
90.00	106.00	+17.78%	$ 1,340.00	34.00%	90.00	48.00	-46.67%	$ 533.33	-46.67%
90.00	104.00	+15.56%	$ 1,311.11	31.11%	90.00	46.00	-48.89%	$ 511.11	-48.89%
90.00	102.00	+13.33%	$ 1,266.67	26.67%	90.00	44.00	-51.11%	$ 488.89	-51.11%
90.00	100.00	+11.11%	$ 1,222.22	22.22%	90.00	42.00	-53.33%	$ 466.67	-53.33%
90.00	98.00	+8.89%	$ 1,177.78	17.78%	90.00	40.00	-55.56%	$ 444.44	-55.56%
90.00	96.00	+6.67%	$ 1,133.33	13.33%	90.00	38.00	-57.78%	$ 422.22	-57.78%
90.00	94.00	+4.44%	$ 1,088.89	8.89%	90.00	36.00	-60.00%	$ 400.00	-60.00%
90.00	92.00	+2.22%	$ 1,044.44	4.44%	90.00	34.00	-62.22%	$ 377.78	-62.22%
90.00	90.00	0.00%	$ 1,000.00	0.00%	90.00	32.00	-64.44%	$ 355.56	-64.44%

Determination of Closing Price

The closing price for the Reference Share on any day will equal the closing sale price or last reported sale price, regular way, for the Reference Share, on a per-share or other unit basis:

• on the principal national securities exchange on which the Reference Share is listed for trading on that day,

• if the Reference Share is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

• if the Reference Share is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of the Reference Share.

If the Reference Share is not listed or traded as described above, then the closing price for the Reference Share on any day will be the average, as determined by the Calculation Agent, of the bid prices for the security obtained from as many dealers in the Reference Share selected by the Calculation Agent as will make those bid prices available to the Calculation Agent. The number of dealers need not exceed three and may include the Calculation Agent or any of our affiliates.

Market Disruption Events

If the Calculation Date is not a Reference Share Business Day (as defined below), the closing price of the Reference Share will be determined on the first following day that is a Reference Share Business Day. To the extent a Disrupted Day (as defined below) exists on a day on which the Final Share Price is to be determined, the closing price of the Reference Share will be determined on the first following Reference Share Business Day on which a Disrupted Day does not exist with respect to the Reference Share, provided that if a Disrupted Day exists on three consecutive Reference Share Business Days, the third Reference Share Business Day shall be the Calculation Date. The Calculation Agent shall determine the Final Share Price as of any such postponed date. In the event that the Calculation Date is postponed, the Maturity Date shall also be postponed to the third Reference Share Business Day following the postponed Calculation Date.

A “Disrupted Day” is any Reference Share Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, in both cases, which the Calculation Agent determines is material, where:

•	“Market Disruption Event” means, with respect to the Reference Share:

(a) the occurrence or existence of a condition specified below:

(i) any suspension of or limitation imposed on trading by the Primary Exchange or any Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the Primary Exchange or any Related Exchanges or otherwise, (A) relating to the Reference Share or (B) in futures or options contracts relating to the Reference Share, on any Related Exchange; or

(ii) any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for the Reference Share or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Share, on any Related Exchange; or

(b) the closure on any Reference Share Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Reference Share Business Day for the Primary Exchange or such Related Exchange and (ii) the submission deadline for orders to be entered into the Primary Exchange system for execution at the close of trading on such Reference Share Business Day for the Primary Exchange or such Related Exchange.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Share.

“Primary Exchange” means the primary exchange or market of trading of the Reference Share.

“Reference Share Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Reference Share Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Reference Share Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

For purposes of the above definition:

(a)
limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

(b)
for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, NASD Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, NASD or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Antidilution Adjustments

If one of the corporate events described below occurs, the Calculation Agent will determine whether such corporate event will have a material effect on the Reference Share or the Notes, or in the case of a Potential Adjustment Event, whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of one Reference Share. To the extent the Calculation Agent makes such a determination, the Calculation Agent will make the adjustments and computations described below. The Calculation Agent will also determine the effective date of that adjustment, and the replacement of the Reference Share, if applicable. Upon making any such adjustment, the Calculation Agent will give notice as soon as practicable to the Trustee, stating the adjustment made. The Calculation Agent will provide information about the adjustments it makes upon your written request.

If more than one corporate event requiring adjustment occurs, the Calculation Agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the Initial Share Price, the Final Share Price, the Cash Settlement Value or any other variable for the first corporate event, the Calculation Agent will adjust the appropriate variables for the second event, applying the required adjustment cumulatively.

To the extent the Calculation Agent makes an adjustment, it will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to the Notes that results solely from that corporate event. The Calculation Agent may modify the antidilution adjustments as necessary to ensure an equitable result.

The following corporate events are those that may require an adjustment:

Merger Events and Tender Offers

Merger Events. A “Merger Event” shall mean, in respect of the Reference Share, any (i) reclassification or change of such Reference Shares that results in a transfer of or an irrevocable commitment to transfer all of the outstanding Reference Share to another person or entity, (ii) consolidation, amalgamation, merger or binding share exchange of the Reference Issuer with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which such Reference Issuer is the continuing entity and which does not result in a reclassification or change of all of such Reference Shares outstanding), (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding Reference Shares (other than such Reference Shares owned or controlled by such other entity or person), or (iv) consolidation, amalgamation, merger or binding share exchange of the Reference Issuer or its subsidiaries with or into another entity in which the Reference Issuer is the continuing entity and which does not result in a reclassification or change of the Reference Shares of the Issuer outstanding but results in the outstanding Reference Shares of the Issuer (other than Reference Shares owned or controlled by such other entity) immediately following such event collectively representing less than 50% of the outstanding Reference Shares of the Issuer immediately prior to such event, in each case if the closing date of the Merger Event is on or before the Calculation Date.

Tender Offers. A “Tender Offer” shall mean, in respect of the voting shares of the Reference Issuer, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares of the Reference Issuer as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant.

If a Merger Event or a Tender Offer occurs and the consideration for the Reference Share consists solely of new shares that are publicly quoted, traded or listed on the New York Stock Exchange, American Stock Exchange, or NASDAQ (the “New Reference Share”), then the Reference Share will be adjusted to comprise the number of New Reference Shares to which a holder of one Reference Share immediately prior to the occurrence of the Merger Event or Tender Offer, as the case may be, would be entitled upon consummation of such Merger Event or Tender Offer, and the Calculation Agent shall adjust any or all of the Initial Share Price, the Final Share Price, the Cash Settlement Value or any other variable relevant to the terms of the Notes to account for the economic effect of such Merger Event or Tender Offer. The Calculation Agent will determine the effective date of any such adjustment (as described in this paragraph), and the replacement of the Reference Share, if applicable.

If the Approval Date (as defined herein) for a Merger Event or a Tender Offer occurs, on or prior to the Calculation Date, and the distributions of property made in respect of the Reference Share includes property other than New Reference Shares (other than cash paid in lieu of fractional shares), in whole or in part, then a holder of the Notes will receive a cash amount on the Maturity Date equal to the Consideration Value (as defined herein).

“Consideration Value” per Reference Share means, with respect to an event (other than one in which consideration consists solely of New Reference Shares), the sum of (i) in the case of cash received in such event, the amount of cash so received, and (ii) for any property other than cash received in such event, the market value of such property so received as of the Calculation Date. Any market value determined pursuant to (ii) above shall be determined on the basis of market quotations from four leading dealers in the relevant market. If that property cannot be determined on the basis of market quotations by four leading dealers in the relevant market, then the Calculation Agent will determine the market value of such property.

The “Approval Date” is the closing date of a Merger Event, or, in the case of a Tender Offer, the date on which the person or entity making the Tender Offer acquires or otherwise obtains the relevant percentage of the voting shares of the Reference Issuer.

In the event of a Merger Event or Tender Offer in which a holder of Reference Shares may elect the form of consideration it receives in respect of such Merger Event or Tender Offer, the consideration shall be deemed to consist of the types and amounts of each type of consideration distributed to a holder that makes no election, as determined by the Calculation Agent.

Nationalization, Delisting and Insolvency

Nationalization. “Nationalization” shall mean all the assets or substantially all the assets of the Reference Issuer are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity.

Insolvency. “Insolvency” shall mean that, by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding involving, the Reference Issuer, (i) any of the Reference Shares of the Reference Issuer are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of any of the Reference Share become legally prohibited from transferring the Reference Share.

Delisting Event. A “Delisting Event” shall occur, with respect to the Reference Share, if the Primary Exchange announces that pursuant to the rules of the Primary Exchange, the Reference Share cease (or will cease) to be listed, traded or publicly quoted on the Primary Exchange for any reason (other than a Merger Event or Tender Offer) and is not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as the Primary Exchange.

If the Announcement Date (as defined herein) for a Nationalization, Insolvency or Delisting Event occurs, on or prior to the Calculation Date, then a holder of the Notes will receive a cash amount on the Maturity Date equal to the Consideration Value (as defined above), which may be zero.

The “Announcement Date” means (i) in the case of a Nationalization, the day of the first public announcement by the relevant government authority that all or substantially all of the assets of the Reference Issuer are to be nationalized, expropriated or otherwise transferred to any governmental agency, authority or entity, (ii) in the case of a Delisting Event, the day of the first public announcement by the Primary Exchange that the Reference Share will cease to trade or be publicly quoted on such exchange, or (iii) in the case of an Insolvency, the day of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to an Insolvency with respect to the Reference Issuer. In the case of an acceleration of the maturity of the Notes, interest will be paid on the Notes through and excluding the related date of accelerated payment.

Potential Adjustment Events

Potential Adjustment Events. A “Potential Adjustment Event” shall mean, with respect to the Reference Share, any of the following (i) a subdivision, consolidation or reclassification of the Reference Share (other than a Merger Event or Tender Offer), or a free distribution or distribution of Reference Share to existing holders by way of bonus, capitalization or similar issue; (ii) a distribution to existing holders of the Reference Share of (A) Reference Shares, (B) other capital or securities granting the right to payment of distributions and/or proceeds of liquidation of the Reference Issuer equal, proportionate or senior to such payments to holders of such Reference Share or (C) any other type of securities, rights or warrants or other assets, in any case for payments (cash or other) at less than the prevailing market price, as determined by the Calculation Agent; (iii) an extraordinary distribution paid by the Reference Issuer; (iv) a call by the Reference Issuer in respect of Reference Share that are not fully paid; (v) a repurchase of Reference Shares or securities convertible into or exchangeable for Reference Shares, by the Reference Issuer whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or (vi) any other similar event that may have a diluting or concentrative effect on the theoretical value of the Reference Share other than Insolvency, Merger Event or Tender Offer, in each case if the Potential Adjustment Event occurs before the Calculation Date.

If a Potential Adjustment Event shall occur, then the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of one Reference Share and, if so, will (i) make the corresponding adjustment(s), if any, to the Initial Share Price, the Final Share Price, the Cash Settlement Value and any other variable (or any combination thereof) as the Calculation Agent determines appropriate to account for that diluting or concentrative effect, and (ii) determine the effective date(s) of the adjustment(s).

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities - Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a holder of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the holders of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to holders would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE REFERENCE SHARE

Neither the Issuer nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Reference Issuer contained in this Pricing Supplement or in any publicly available filings made by the Reference Issuer. You should make your own investigation into the Reference Issuer.

Apple Inc., (NASDAQ: AAPL)

According to publicly available information, Apple Inc. (“Apple”), together with its subsidiaries, engages in the design, manufacture, and marketing of personal computers and related software, services, peripherals, and networking solutions worldwide. It also provides a line of portable digital music players, as well as related accessories and services, including online sale of third-party audio and video products. Apple’s products and services comprise the Macintosh line of desktop and portable computers; the Mac OS X operating system; the iPod line of portable digital music players; the iTunes Store, a portfolio of peripherals that support and enhance the Macintosh and iPod product lines; a portfolio of consumer and professional software applications; and the Xserve and Xserve RAID server and storage products. In addition, Apple offers various third-party Macintosh and iPod compatible products, such as application software, printers, storage devices, speakers, headphones, and other accessories and supplies. Apple provides an online service to distribute third-party music, audio books, music videos, short films, television shows, movies, and iPod games. Further, Apple offers products and services for the educational industry, which include iMac and the MacBook, video creation and editing solutions, wireless networking, professional development solutions, and one-to-one learning solutions. Apple sells its products to education, consumer, creative professional, business, and government customers through its online stores and retail stores, as well as through its direct sales force, third-party wholesalers, resellers, and value-added resellers.

The Reference Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at the Woolworth Building, 233 Broadway, New York, New York 10279, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. In addition, information regarding the Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

This Pricing Supplement relates only to the Notes offered hereby and does not relate to the Reference Share or other securities of the Reference Issuer. The Issuer has derived all disclosures contained in this Pricing Supplement regarding the Reference Issuer from the publicly available documents described in the preceding paragraph. The Issuer has not participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Issuer in connection with the offering of the Notes. The Issuer makes no representation that such publicly available documents or any other any other publicly available information regarding the Reference Issuer are accurate or complete. Furthermore, the Issuer cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Reference Share (and therefore the Initial Share Price and the Cash Settlement Value) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Reference Issuer could affect the value received on any date with respect to the Notes and, therefore, the trading value of the Notes. The Issuer does not have any obligation to disclose any information about the Reference Issuer or the Reference Share after the date of this Pricing Supplement.

Historical Performance of the Reference Share

The following table sets forth the month ending closing prices of the Reference Share for each calendar month in the period from January 1, 1998 to February 28, 2007. The Reference Share closing prices listed below were obtained from the Bloomberg Financial Service, without independent verification by the Issuer. The historical prices of the Reference Share should not be taken as an indication of future performance, and no assurance can be given that the price of the Reference Share will not decrease to or below the Initial Share Price during the term of the Notes. In addition, no assurance can be given that the price of the Reference Share will perform sufficiently from year to year to cause the holders of the Notes to receive 100% of the principal amount of the Notes.

Month-End Closing price of the Reference Share

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	4.58	10.30	25.94	10.81	12.36	7.18	11.28	38.45	75.51	85.73
February	5.91	8.70	28.66	9.13	10.85	7.51	11.96	44.86	68.49	84.61
March	6.88	8.98	33.95	11.04	11.84	7.07	13.52	41.67	62.72	-
April	6.84	11.50	31.02	12.75	12.14	7.11	12.89	36.06	70.39	-
May	6.66	11.02	21.00	9.98	11.65	8.98	14.03	39.76	59.77	-
June	7.17	11.58	26.19	11.63	8.86	9.53	16.27	36.81	57.27	-
July	8.66	13.92	25.41	9.40	7.63	10.54	16.17	42.65	67.96	-
August	7.80	16.31	30.47	9.28	7.38	11.31	17.25	46.89	67.85	-
September	9.53	15.83	12.88	7.76	7.25	10.36	19.38	53.61	76.98	-
October	9.28	20.03	9.78	8.78	8.04	11.45	26.20	57.59	81.08	-
November	7.98	24.47	8.25	10.65	7.75	10.46	33.53	67.82	91.66	-
December	10.23	25.70	7.44	10.95	7.17	10.69	32.20	71.89	84.84	-

* All historical prices are denominated in USD and rounded to the nearest penny.

** All historical prices were calculated as of the last Reference Share Business Day of the relevant month.

The following graph illustrates the historical performance of the Reference Share based on the closing price on the last Reference Share Business Day of each month from January 1998 to February 2007.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. For purposes of this summary, a “U.S. holder” is a beneficial owner of a Note that is:

•	an individual who is a citizen or a resident of the United States, for federal income tax purposes;

•
a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for federal income tax purposes) have the authority to control all of its substantial decisions.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Note that is:

•	a nonresident alien individual for federal income tax purposes;

•	a foreign corporation for federal income tax purposes;

•	an estate whose income is not subject to federal income tax on a net income basis; or

•
a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for those purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any of those changes may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or “conversion transaction” for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

In General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Accordingly, the proper U.S. federal income tax treatment of the Notes is uncertain. Under one approach, the Notes would be treated as pre-paid cash-settled forward contracts with respect to the Reference Share. The Issuer intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes consistent with this approach. Except as otherwise provided in “—Alternative Characterizations and Treatments,” the balance of this summary assumes that the Notes are so treated.

Federal Income Tax Treatment of U.S. Holders

Upon the receipt of cash at the maturity of the Note or upon the sale, exchange or other disposition of a Note in a taxable transaction, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or upon the sale, exchange or other disposition and the U.S. holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note will generally be equal to the U.S. holder’s cost for the Note. Any such gain or loss generally will constitute capital gain or loss, and if the U.S. holder held the Notes for more than a year at the time of maturity, sale, exchange or other disposition, generally should be long-term capital gain or loss. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

Alternative Characterizations and Treatments

Although the Issuer intends to treat each Note as a pre-paid cash-settled forward contract as described above, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the Notes, and therefore the Notes could be subject to some other characterization or treatment for federal income tax purposes. For example, each Note could be treated as a “contingent payment debt instrument” for federal income tax purposes. In this event, a U.S. holder would be required to accrue original issue discount income, subject to adjustments, at the “comparable yield” of the Notes and any gain recognized with respect to the Note generally would be treated as ordinary income. Alternatively, it is possible that each Note could be treated as consisting of a cash-settled forward contract with respect to the Reference Shares and a deposit with us of cash in an amount equal to the principal amount of a Note to secure the holder’s obligation to settle the forward contract, in which case a U.S. Holder would be required to accrue interest income or original issue discount on a current basis in respect of the deposit. Prospective investors should consult their tax advisors as to the federal income tax consequences to them if the Notes are treated as debt instruments for federal income tax purposes.

In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to pre-paid cash-settled forward contracts, the preamble to the proposed regulations indicates that similar timing issues exist in the case of pre-paid cash-settled forward contracts. If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on pre-paid cash-settled forward contracts, it is possible that a U.S. holder could be required to accrue income over the term of the Notes.

Other alternative federal income tax characterizations or treatments of the Notes are possible and, if applied, could also affect the timing and the character of the income, gain, or loss with respect to the Notes.

Prospective investors in the Notes should consult their tax advisors as to the tax consequences to them of purchasing Notes, including any alternative characterizations and treatments.

Federal Income Tax Treatment of Non-U.S. Holders

A non-U.S. holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a Note should not be subject to U.S. federal income or withholding tax in respect of the Notes so long as (1) the non-U.S. holder provides an appropriate statement, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a United States person (as defined for federal income tax purposes), (2) the non-U.S. holder is not a bank that has purchased the Notes in the ordinary course of its trade or business of making loans, as described in section 881(c)(3)(A) of the Code, (3) the non-U.S. holder is not a “10-percent shareholder” within the meaning of section 871(h)(3)(B) of the Code or a “related controlled foreign corporation” within the meaning of section 881(c)(3)(C) of the Code with respect to the Issuer, and (4) the Reference Shares are actively traded within the meaning of section 871(h)(4)(C)(v) of the Code. Unless the applicable pricing supplement indicates otherwise, we expect that the Reference Shares will be treated as actively traded within the meaning of section 871(h)(4)(C)(v) of the Code.

If any of these conditions are not met, a 30% withholding tax may apply to payments on the Notes, unless an income tax treaty reduces or eliminates such tax or the income is effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder. In the latter case, such non-U.S. holder should be subject to U.S. federal income tax with respect to all income from the Notes at regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax.

In general, the gain realized on the maturity, sale, exchange or other disposition of the Notes by a non-U.S. holder should not be subject to U.S. federal income tax unless the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, in which case the non-U.S. holder will generally be subject to U.S. federal income tax on any income or gain in respect of the Note at the regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax, or the non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year of the maturity, sale, exchange or other disposition and certain other conditions are satisfied, in which case the non-U.S. holder will generally be subject to tax at a rate of 30% on the amount by which the non-U.S. holder’s capital gains derived from the maturity, sale, exchange, retirement or other disposition of the Notes and other assets that are from U.S. sources exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Distributions made on the Notes and proceeds from the sale of Notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the holder of Notes complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the Notes generally would be refunded by the IRS or allowed as a credit against the holder of Notes federal income tax, provided the holder of Notes makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holder of Notes that are not exempt from the reporting requirements.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code (“Qualified Plans”) or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us and Bear Stearns are considered a “disqualified person” under the Code or a “party in interest” under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a “party in interest” to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84−14 relating to qualified professional asset managers, PTCE 96−23 relating to certain in-house asset managers, PTCE 91−38 relating to bank collective investment funds, PTCE 90−1 relating to insurance company separate accounts and PTCE 95−60 relating to insurance company general accounts).

It should also be noted that the Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of this exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans (“Similar Law Plans”) should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any Note to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes. We or one or more of our subsidiaries (including BSIL) may hedge our obligations under the Notes by the purchase and sale of the Reference Share, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Reference Share, individual futures contracts on the Reference Share, futures contracts on the Reference Share and/or options on these futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the price of the Reference Share), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in any of these instruments. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in any of these instruments then we or one or more of our subsidiaries may liquidate a portion of these instruments at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of any of these instruments or on the price of the Reference Share, we cannot guarantee that we and one or more of our subsidiaries will not affect such prices as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of June 19, 2003, as amended, we have agreed to sell to Bear Stearns, as principal, and Bear Stearns has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$3,350,000
Total	$3,350,000

The Agent intends to initially offer $3,350,000 of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining face amount of the Notes at prices related to the prevailing market prices at the time of resale. Potential investors should understand that, as described on the cover, investors who purchase an aggregate amount of at least $1,000,000 of Notes in this initial distribution will be entitled to purchase such Notes for 99.00% of the principal amount. In the future, the Agent may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Bear Stearns at a discount of 1.25% of the price at which the Notes are offered to the public. Bear Stearns may reallow a discount to other agents not in excess of 1.25% of the public offering price.

In order to facilitate the offering of the Notes, we may grant the Agent a 30-day option from the date of the final pricing supplement, to purchase from us up to an additional $502,500 at the public offering price, less the agent’s discount, to cover any over-allotments. The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a price higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market will develop. Bear Stearns has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear Stearns is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

The Bear Stearns
Companies Inc.

$3,350,000

Medium-Term Notes, Series B

Accelerated Market
Participation Securities

Linked to the common stock of Apple Inc.
Due April 28, 2008

PRICING SUPPLEMENT

Bear, Stearns & Co. Inc.

March 23, 2007

_________________ TABLE OF CONTENTS
Pricing Supplement
Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-5
Risk Factors	PS-9
Description of the Notes	PS-15
Description of the Reference Share	PS-25
Certain U.S. Federal Income Tax Considerations	PS-28
Certain ERISA Considerations	PS-31
Use of Proceeds and Hedging	PS-32
Supplemental Plan of Distribution	PS-32
Legal Matters	PS-33
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of Notes	S-8
Certain US Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47
Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depository Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49